BDO                     BDO Seidman, LLP                320 Madison Avenue
                        Accountants and Consultants     New York. New York 10017
                                                        Telephone (212) 885-8000
                                                        Fax: (212) 697.1299





May 21, 2003

James DiLorenzo
Executive Vice President
Cedric Kushner Promotions, Inc. Suite 1402
1414 Avenue of Americas New York, New York 10019

Dear Jim,

This letter is to inform you and Cedric Kushner Promotions, Inc. ("the Company") that we have reviewed the Form 10-KSB for the period ended December 1, 2002, filed this mo Securities and Exchange Commission ("SEC") and have found material omissions of changes we previously had provided to the Company on several occasions.

On May 20, 2003 at approximately 8:30 PEA BDO Seidman, LLP ("BDO") informed the Company's acting Chief Financial Officer, John Yeend, that all of our comments on the 10-KSB must be addressed prior to filing or the Company would not have our consent to include BDO's opinion on the December 31, 2001 audit. Upon reviewing the filed document it has come our attention that many of our comments were omitted.

The Company must rectify these omissions in an amended filing with the SEC by 5:30 PM on May 22, 2003. If an amended filing is not made and the changes not addressed to our satisfaction, BDO Seidman, LLP will notify the SEC that our opinion was filed without our consent.

Sincerely,
BDO Seidman LLP